JoS. A. Bank Clothiers More Than Doubles Earnings;
     Management Increases Earnings Guidance For Full Fiscal Year

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Aug. 21, 2003--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") announced record sales and earnings for the second quarter and first half of FY2003. These results represent the eighth consecutive quarter of record earnings per share for the company.
    For the second quarter ended August 2, 2003 net income more than doubled, increasing 111% to $2.0 million compared with $0.9 million in the same period of the prior year. Earnings per share also more than doubled in the second quarter of fiscal 2003, increasing 108% to $0.27 per share compared with $0.13 per share in the same period of the prior year.
    The Company also increased its earnings guidance for the full year ending January 31, 2004 (FY2003) to a range of $1.86 to $1.91 per share.
    "We are extremely pleased to report another quarter of record earnings," said Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "We are on target with our plan to open approximately 50 stores this year and we have set in motion our plans to open 50 to 75 stores next year. We have increased our earnings guidance for the current fiscal year 2003. If sales remain strong, we will consider a further upward revision of our earnings guidance at a later date."
    For the first half of FY2003, net income increased 56% to $4.2 million compared with $2.7 million in the same period of the prior year. Earnings per share in the first half of FY2003 increased 50% to $0.57 per share compared with $0.38 per share in the same period of the prior year.
    Total net sales for the second quarter ended August 2, 2003 increased 24.1% to $64.4 million, compared with $51.9 million in the comparable quarter in 2002. Comparable store sales increased 12.5%, while combined catalog and internet sales increased 12.0%, in the quarter ended August 2, 2003. Total net sales for the six months ended August 2, 2003 increased 17.8% to $126.7 million, compared with $107.6 million in the comparable prior-year period. Comparable store sales increased 6.3%, while combined catalog and internet sales increased 13.7%, in the six months ended August 2, 2003.
    All per share amounts noted above represent diluted earnings per share.
    A conference call to discuss this press release is scheduled for 10:00 a.m. Eastern Daylight Time ("EDT") today, Thursday, August 21, 2003. To participate in the call, please dial 1-800-230-1074 a few minutes before 10:00 a.m. EDT. A replay of the conference call will be available until August 29, 2003 by dialing (USA) 1-800-475-6701 or (International) 320-365-3844. The access code for the replay will be 686091.
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 184 stores in 34 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.


             JoS. A. Bank Clothiers, Inc. and Subsidiaries
                 Consolidated Statements of Operations
                              (Unaudited)
               (in thousands, except earnings per share)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               August 2, August 3, August 2, August 3,
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------

Net sales                       $64,442   $51,868  $126,714  $107,628
                               --------- --------- --------- ---------

Costs and expenses:
   Cost of goods sold            28,840    24,417    55,512    50,828
   General and administrative     7,343     5,440    14,386    11,289
   Sales and marketing           24,247    19,987    48,361    40,329
   Store opening costs              226       173       592       200
                               --------- --------- --------- ---------

                                 60,656    50,017   118,851   102,646
                               --------- --------- --------- ---------

Operating income                  3,786     1,851     7,863     4,982

Interest expense, net               382       252       685       545
                               --------- --------- --------- ---------

Income before provision for
   income taxes                   3,404     1,599     7,178     4,437
Provision for income taxes        1,418       657     3,018     1,764
                               --------- --------- --------- ---------

Net income                       $1,986      $942    $4,160    $2,673
                               ========= ========= ========= =========

Earnings per share:
Net income:
   Basic                          $0.32     $0.15     $0.67     $0.44
   Diluted                        $0.27     $0.13     $0.57     $0.38
Weighted average shares
 outstanding:
   Basic                          6,228     6,168     6,214     6,107
   Diluted                        7,357     7,082     7,301     6,951


             JoS. A. Bank Clothiers, Inc. and Subsidiaries
                      Consolidated Balance Sheets
                            (In Thousands)

                                    August 2,  February 1,  August 3,
                                      2003        2003        2002
                                   ----------- ----------- -----------
                                   (unaudited)  (audited)  (unaudited)
                                   ----------- ----------- -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents              $725      $8,389      $2,587
  Accounts receivable, net              3,890       2,830       2,535
  Inventories:
    Raw materials                      14,639       8,945       6,046
    Finished goods                     96,546      69,311      57,557
                                   ----------- ----------- -----------
         Total inventories (see
          Note 1)                     111,185      78,256      63,603
                                   ----------- ----------- -----------

  Prepaid expenses and other
   current assets                       7,103       7,071       7,060
                                   ----------- ----------- -----------
       Total current assets           122,903      96,546      75,785
                                   ----------- ----------- -----------
NONCURRENT ASSETS:
  Property, plant and equipment at
   cost                                82,425      74,196      69,146
  Accumulated depreciation and
   amortization                       (40,029)    (37,623)    (34,606)
                                   ----------- ----------- -----------
     Net property, plant and
      equipment                        42,396      36,573      34,540
  Other noncurrent assets, net            839         874         963
                                   ----------- ----------- -----------
       Total assets                  $166,138    $133,993    $111,288
                                   =========== =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                    $36,764     $29,373     $22,417
  Accrued expenses                     21,109      24,569      17,639
  Current portion of long-term debt     1,255       1,195       1,233
                                   ----------- ----------- -----------
       Total current liabilities       59,128      55,137      41,289

NONCURRENT LIABILITIES:
  Long-term debt, net of current
   portion                             32,598       9,324       9,813
  Deferred rent and other
   noncurrent liabilities               3,985       3,884       3,079
                                   ----------- ----------- -----------
       Total liabilities               95,711      68,345      54,181
                                   ----------- ----------- -----------

STOCKHOLDERS' EQUITY:
  Common stock                             74          73          73
  Additional paid-in capital           59,623      59,005      58,738
  Retained earnings                    15,788      11,628       3,354
                                   ----------- ----------- -----------
                                       75,485      70,706      62,165
   Treasury stock                      (5,058)     (5,058)     (5,058)
                                   ----------- ----------- -----------
       Total stockholders' equity      70,427      65,648      57,107
                                   ----------- ----------- -----------
       Total liabilities and
        stockholders' equity         $166,138    $133,993    $111,288
                                   =========== =========== ===========


Note 1: Total quarter-end inventories increased approximately $47.6 million. The following are the major components (in millions):

    --  38 new stores opened since end of second
        quarter of 2002                                     $14.6

    --  Investment in raw materials as part of
        strategy to eliminate middleman in
        sourcing and increase margin                          8.6

    --  Inventory purchased for new stores to be
        opened in second half of fiscal 2003                  4.4

    --  Replenish comparable store inventories
        that were too low at the end of the
        second quarter of 2002.                               4.5

    --  Increase shelf stock of certain basic
        programs                                              5.3

    --  Fall receipts moved forward to support
        sales trend                                           6.1

    --  Other, principally assortment expansion
        (e.g. Signature Gold) and seasonal
        clearance merchandise                                 4.1
                                                          -----------
            Total inventory increase                        $47.6
                                                          ===========

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead
             Robert N. Wildrick, CEO, 410/239-5711
              or
             David E. Ullman, EVP/CFO, 410/239/5715
              or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
              or
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com